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METROPCS COMMUNICATIONS, INC.
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On March 19, 2013, MetroPCS Communications, Inc. announced the members of the board of directors of the combined company upon completion of the proposed combination of MetroPCS and T-Mobile.

T-Mobile USA and MetroPCS Announce Board of Directors of Combined Company

Timotheus Höttges Named Chairman of the Board

Bonn, Germany; Bellevue, WA; and Richardson, TX (March 19, 2013) - Deutsche Telekom AG (XETRA: DTE; “Deutsche Telekom”), T-Mobile USA, Inc. (“T-Mobile”) and MetroPCS Communications, Inc. (NYSE: PCS; “MetroPCS”) today announced the members of the board of directors of the combined company upon completion of the proposed combination of MetroPCS and T-Mobile. This impressive and diverse group of individuals has a wide variety of expertise, qualifications, attributes and skills, including corporate governance and board service, executive management, finance and accounting, private equity, operations, strategy, technology, investor relations, telecommunications industry experience, and public service.

Under the Business Combination Agreement containing the terms of the proposed combination, the board of directors of the combined company will have 11 members, including two current directors of MetroPCS and the Chief Executive Officer of the combined company. Timotheus Höttges, currently Deputy Chief Executive Officer and Chief Financial Officer of Deutsche Telekom, will serve as Chairman of the Board.

The directors of the combined company's board, upon completion of the proposed combination, will be as follows:

W. Michael Barnes (70) is a current director of MetroPCS. He has served on the MetroPCS board since May 2004 and is the Chairman of MetroPCS' Audit Committee. From 1968 to 2001, Mr. Barnes held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.), including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes has served as a director of Advanced Micro Devices, Inc. since 2003.

Srikant Datar (59) is the Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University. Before joining Harvard's Business School in 1996, Mr. Datar worked as an accountant and planner in industry, and as a professor at Carnegie Mellon University and Stanford University. Mr. Datar's research expertise includes cost management, productivity measurement, new product development, time-based competition, incentives, and performance evaluation. Mr. Datar currently serves on the board of directors of Novartis AG, where he is also the Chairman of the Audit and Compliance Committee, and a member of the Chairman's Committee, the Risk Committee and the Compensation Committee. Mr. Datar is also a member of the boards of directors of ICF International Inc, where he is a member of the Corporate Governance and Nominating Committee; Stryker Corp, where is a member of the Audit and Finance Committees; and HCL Technologies, where he is a member of the Compensation Committee.

Lawrence H. Guffey (45) is a Senior Managing Director in Blackstone's Private Equity Group, where he leads the firm's media and communications investment activities and has day-to-day responsibility for management of Blackstone Communications Advisors. Since joining Blackstone in 1991, Mr. Guffey has led or co-led Blackstone's efforts in virtually all media and communications-related investments. Mr. Guffey presently serves on the boards of Axtel S.A. de C.V. and Deutsche Telekom A.G. (supervisory board). Mr. Guffey previously served on the board of directors of Centennial Communications Corp., Comnet Cellular Inc., US Radio Corp, Cineworld Group Plc, New Skies Satellite NV and TDC AS.

Timotheus Höttges (50) will serve as Chairman of the Board of the combined company. He is currently Deputy Chief Executive Officer and Chief Financial Officer of Deutsche Telekom and has been a member of the Board of Management of Deutsche Telekom AG responsible for Finance and Controlling since 2009. From December 2006 until his appointment as Chief Financial Officer, he was the Group Board of

Management member responsible for the T-Home unit. In this position, he oversaw the fixed-network and broadband business, as well as integrated sales and service in Germany. Under his leadership, T-Home led the market in DSL customer additions and launched Entertain, an Internet TV service, into a mass-market product while stabilizing profitability. After implementing various cost-cutting programs at T-Home and in the European mobile communications subsidiaries, Mr. Höttges became responsible for the Group-wide Save for Service efficiency enhancement program. From 2005 to 2009, Mr. Höttges headed European operations as a member of the Board of Management, T-Mobile International. Prior to that, he was Managing Director, Finance and Controlling and Chairman of the Managing Board of T-Mobile Deutschland. Mr. Höttges studied business administration at Cologne University, after which he spent three years with a business consulting company, latterly as a project manager. At the end of 1992, he moved to the VIAG Group in Munich. He became divisional manager in 1997 and, later, a member of the extended management board responsible for controlling, corporate planning, and mergers and acquisitions. As project manager, he played a central role in the merger of VIAG AG and VEBA AG to form E.ON AG, which became effective on September 27, 2000.

Raphael Kübler (50) is a Senior Vice President Group Controlling at Deutsche Telekom AG where he is responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services of the Deutsche Telekom Group, a position he has held since 2009. From 2003 to 2009, Mr. Kübler served as Chief Financial Officer of T-Mobile Deutschland GmbH, the mobile operations of Deutsche Telekom AG in Germany, where he executed various cost reduction programs, developed value-based steering mechanisms for sales and market investments, and implemented a new service oriented culture in all customer facing finance operations. Mr. Kübler presently serves on the boards of T-Systems International, where he is a member of the Supervisory Board and Chairman of the Audit Committee; T-Mobile USA, Inc.; and Deutsche Telekom Kundenservices GmbH, the customer services subsidiary of Deutsche Telekom AG, where he is a member of the Supervisory Board.

Thorsten Langheim (46) is Senior Vice President of Group Development and M&A at Deutsche Telekom AG. Since joining Deutsche Telekom in 2009, he has been responsible for Deutsche Telekom AG's Global M&A and Strategic Portfolio Management activities. Between 2004 and 2009, Mr. Langheim was a Managing Director at the Blackstone Private Equity Group with a primary focus on Blackstone's private equity investment activities in Germany. Between 1995 and 2004, Mr. Langheim worked as an M&A Investment Banker. He has been Vice President in the European M&A Execution Group of J.P. Morgan in London focusing on pan European and German M&A transactions in various sectors. Mr. Langheim is a member of the Supervisory Board of Scout24. Previously, Mr. Langheim served on the boards of Sulo Gruppe, Gerresheimer Glas AG, Kabel Baden Württemberg GmbH, STRATO AG and T-Venture Holding GmbH.

John J. Legere (54) joined T-Mobile in September 2012 as President and Chief Executive Officer with over 32 years' experience in the U.S. and global telecommunications and technology industries. Prior to joining T-Mobile, Mr. Legere served as CEO of Global Crossing Limited, where he successfully transformed the company to become a leading provider of IP services worldwide. Before this, he was CEO of Asia Global Crossing, originally a Microsoft Corporation, Softbank Corp., and Global Crossing joint venture. Previously, he served as President of Dell Computer Corporation's operations in Europe, the Middle East, Africa, and the Asia-Pacific region. Mr. Legere also worked at AT&T for 18 years in a number of senior positions, including President of AT&T Asia Pacific, President of AT&T Solutions Outsourcing Unit, and head of global strategy and development. He began his career at New England Telephone in 1980. Mr. Legere received a Bachelor's degree in Business Administration from the University of Massachusetts, and a Master of Science degree as an Alfred P. Sloan Fellow at the Massachusetts Institute of Technology. Additionally, he received his Master of Business Administration degree from Fairleigh Dickinson University (FDU) and completed Harvard's Program for Management Development (PMD).

René Obermann (50) has been serving as Chief Executive Officer of Deutsche Telekom AG since November 2006.  Mr. Obermann joined the Deutsche Telekom Group in 1998. In 2000, Mr. Obermann became Chief Executive Officer of T-Mobile Deutschland and assumed additional responsibility for the European business of T-Mobile International AG & Co. KG one year later. From the end of 2002 to 2006, he served as Chief Executive Officer of T-Mobile International AG & Co. KG. Mr. Obermann presently serves on the boards of the following companies: Deutsche Telekom AG (Board of Management), E.ON AG (Supervisory Board), T-Mobile USA Inc. (Chairman), and T-Systems International GmbH (Chairman of the Supervisory Board), a subsidiary of Deutsche Telekom AG.

James N. Perry, Jr. (52) is a current director of MetroPCS. He has served on the Board since November 2005 and is the Chairman of MetroPCS' Nominating and Corporate Governance Committee and a member of MetroPCS' Audit and Finance and Planning Committees. Mr. Perry is a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity investing firm. He specializes in investing in companies in the communications industry. Prior to co-founding Madison Dearborn Partners in 1992, Mr. Perry spent eight years with First Chicago Venture Capital. Mr. Perry also serves on the boards of several private companies and non-profit organizations, including New Asurion Corporation, Sorenson Communications, Inc., The Topps Company, Inc., Univision Communications, Inc., the Chicago Public Media board and the School Board of the Archdiocese of Chicago. Mr. Perry previously served on the board of directors of Nextel Partners from July 2003 to June 2006.

Teresa A. Taylor (49) has served as the Chief Executive Officer of Blue Valley Advisors, LLC since 2011. From 2009 to 2011, Ms. Taylor was the Chief Operating Officer of Qwest Communications, Inc. Ms. Taylor joined Qwest in 1988 and held a number of management positions of increasing responsibility, including Executive Vice President- Business Markets Group, Executive Vice President and Chief Administrative Officer, Executive Vice President- Wholesale Markets, and Executive Vice President- Product and Pricing. Ms. Taylor serves on the board of directors of NiSource, Inc. and First Interstate BancSystem, Inc. She also serves as an executive advisor to Governor Hickenlooper of Colorado, assisting the Office of Economic Development and International Trade.

Kelvin R. Westbrook (57) is President and Chief Executive Officer of KRW Advisors, LLC, a privately-held company providing consulting and advisory services in the telecommunications, media and other industries. Mr. Westbrook has served in this capacity since September 2007. Before founding KRW Advisors, LLC, Mr. Westbrook founded Millennium Digital Media Systems, LLC, a broadband telecommunication services company, and held several executive positions at the company from 1997 to 2007, including Chairman and Chief Strategic Officer and President and Chief Executive Officer. Mr. Westbrook also founded and served as the President and Chairman of LEB Communications, Inc., an affiliate of Charter Communications, and as Executive Vice President of Charter Communications with responsibility for operations in St. Louis and several other regions of the country. Earlier in his career Mr. Westbrook was a Partner in the national law firm of Paul, Hastings, Janofsky & Walker (now Paul Hastings, LLP) in New York City, where he specialized in mergers and acquisitions and corporate finance and served as Co-Chair of its Telecommunications Practice Group. Mr. Westbrook is a member of the boards of Archer Daniels Midland Company, Camden Property Trust, and Stifel Financial Corp. Mr. Westbrook previously served on the board of Angelica Corporation from 2001 to 2008.

A Special Meeting of MetroPCS stockholders (the “Special Meeting”) to vote on matters relating to the proposed combination of MetroPCS with T-Mobile has been scheduled for April 12, 2013. MetroPCS stockholders of record as of the close of business on March 11, 2013 are entitled to vote at the Special Meeting. The combination is expected to close shortly after the Special Meeting.

The MetroPCS board unanimously recommends that stockholders vote their shares FOR all of the proposals relating to the proposed combination with T-Mobile by returning their GREEN proxy card with a "FOR" vote for all proposals.  Because some of the proposals required to close the proposed transaction require at least an affirmative vote of a majority of all outstanding shares, the votes of all of MetroPCS' stockholders are important. The failure to vote or an abstention will have the same effect as a vote against the proposed combination. If stockholders vote against the proposed combination, there is no assurance that MetroPCS will be able to deliver the same or better stockholder value.

The Company urges stockholders to discard any white proxy cards, which were sent by a dissident stockholder. If a stockholder previously submitted a white proxy card, the Company urges them to vote as instructed on the GREEN proxy card, which will revoke any earlier dated proxy card that was submitted, including any white proxy card.

Stockholders who have questions or need assistance in voting their shares should contact the Company's proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or call collect at (212) 929-5500.

If you have any questions, require assistance in voting your shares, or need additional copies of MetroPCS's proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About Deutsche Telekom

Deutsche Telekom is one of the world's leading integrated telecommunications companies with more than 132 million mobile customers, over 32 million fixed-network lines and 17 million broadband lines (as of December 31, 2012). The Group provides products and services for the fixed network, mobile communications, the Internet and IPTV for consumers, and ICT solutions for business customers and corporate customers. Deutsche Telekom is present in around 50 countries and has 230,000 employees worldwide. The Group generated revenues of EUR 58.2 billion in the 2012 financial year - more than half of it outside Germany (as of December 31, 2012).

About T-Mobile USA, Inc.

Based in Bellevue, Wash., T-Mobile USA, Inc. is the U.S. wireless operation of Deutsche Telekom AG (XETRA: DTE; OTCQX: DTEGY). By the end of the fourth quarter of 2012, approximately 132.3 million mobile customers were served by the mobile communication segments of the Deutsche Telekom group - 33.4 million by T-Mobile USA - all via a common technology platform based on GSM and UMTS and additionally HSPA+ 21/HSPA+ 42. T-Mobile USA's innovative wireless products and services help empower people to connect to those who matter most. Multiple independent research studies continue to rank T-Mobile USA among the highest in numerous regions throughout the U.S. in wireless customer care and call quality.

For more information, please visit http://www.T-Mobile.com. T-Mobile is a federally registered trademark of Deutsche Telekom AG. For further information on Deutsche Telekom, please visit www.telekom.de/investor-relations.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2012, MetroPCS had approximately 8.9 million subscribers. For more information please visit www.metropcs.com.

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom. In connection with the proposed transaction, MetroPCS has filed with the Securities and Exchange Commission (the “SEC”) an amended definitive proxy statement. Security holders are urged to read carefully the amended definitive proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents are, and when filed will be, available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS' directors and executive officers is available in MetroPCS' annual report on Form 10-K filed with the SEC on March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the amended definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the amended definitive proxy statement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. Forward looking statements include statements regarding the anticipated closing date for the transaction and any statements made regarding our strategy, prospects or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals or required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the proposed transaction, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS' annual report on Form 10-K, filed March 1, 2013, and other filings with the SEC available at the SEC's website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.

For MetroPCS Communications, Inc.	For Deutsche Telekom
Investor Relations Contacts:	+49 228 181 4949
Keith Terreri, Vice President - Finance & Treasurer	media@telekom.de
Jim Mathias, Director - Investor Relations	or
214-570-4641	+49 228 181 888 80
investor_relations@metropcs.com	investor.relations@telekom.de

For T-Mobile USA
Media Relations
425-378-4002
mediarelations@t-mobile.com